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EXHIBIT 11.1

SPECTRX, INC.
COMPUTATION OF LOSS PER SHARE

(IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                             YEAR END
                                                           DECEMBER 31

                                                     1998             1999

LOSS AVAILABLE TO COMMON SHAREHOLDERS              (6,637)          (6,552)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING

DURING THE PERIOD                                   7,926            8,033
                                                   ------           ------
BASIC AND DILUTED

LOSS PER SHARE BASIC AND DILUTED                   $(0.84)          $(0.82)